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                                                                     EXHIBIT 8.1

                              FORM OF TAX OPINION


August 31, 2000


Board of Directors
Medical Assurance, Inc.
100 Brookwood Place, Suite 500
Birmingham, Alabama 35209


Board of Directors
Professionals Group, Inc.
2600 Professionals Drive
Okemos, Michigan 48864


Board of Directors
ProAssurance Corporation
100 Brookwood Place, Suite 500
Birmingham, Alabama 35209


Ladies and Gentlemen:

This letter is in response to your request that we provide you with our opinion regarding the federal income tax consequences under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") of the acquisition by ProAssurance Corporation ("Holding Company"), a newly-formed holding company, of the stock of Medical Assurance, Inc. ("MAI") and of the stock of Professionals Group, Inc. ("PICM") (the "Proposed Transaction") as described in the Agreement to Consolidate dated June 26, 2000.

In rendering this opinion, we have relied upon the completeness, truth, and accuracy of: (i) the facts, as set forth in the Agreement to Consolidate dated June 26, 2000 (the "Agreement"); (ii) the MAI Statement of Representations dated August XX, 2000 provided by authorized representatives of MAI; (iii) the PICM Statement of Representations dated August XX, 2000 provided by authorized representatives of PICM; and (iii) the following documents ("the Documents").

1.  The MAI Stock Option Agreement dated June 22, 2000;
2.  The PICM Stock Option Agreement dated June 22, 2000;
3.  The MAI Disclosure Schedule dated June 22, 2000; and
4.  The PICM Disclosure Schedule (with proposed change) dated June 22, 2000.

You have advised us that the facts contained in the Agreement, the Statements of Representations, and the Documents provide an accurate and complete description of all
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Board of Directors                                                        Page 2
Medical Assurance, Inc.                                          August 31, 2000
Professionals Group, Inc.
Medical and Professional Assurance, Inc.

of the relevant facts and circumstances surrounding the Proposed Transaction. We have made no independent determination regarding the facts and circumstances involved in the Proposed Transaction and, therefore, have relied upon the Agreement, the Statements of Representations, and the Documents referred to above for purposes of this letter. Any additions from or modifications to the Agreement, the Statements of Representations, or the Documents may affect the conclusions stated herein, perhaps in an adverse manner.

We understand that reference to Ernst & Young and our opinion will be included in the S-4 filing relating to the Proposed Transaction [and our opinion will be filed as an exhibit thereto] [We also understand that our opinion will be included in the documentation for the special meeting of the MAI shareholders and the special meeting of the PICM shareholders]. We consent to such reference in the S-4 under the headings ["Summary Certain Federal Income Tax Consequences", "The Merger - Certain Federal Income Tax Consequences", "The Merger Agreement - Conditions", and "Legal and Tax Matters"] [and to the filing of this tax opinion as an exhibit to the S-4]. [We also consent to the inclusion of our opinion in the documentation for the special meeting of the MAI shareholders and the special meeting of the PICM shareholders.]

                        FEDERAL INCOME TAX CONSEQUENCES

Based solely on (i) the facts, as set forth in the Agreement; (ii) the MAI Statement of Representations dated August XX, 2000 provided by authorized representatives of MAI; (iii) the PICM Statement of Representatives dated August XX, 2000 provided by authorized representatives of PICM; and (iv) the Documents, in our opinion, the following federal income tax consequences will result from the Proposed Transaction:

1. Under Section 351(a), no gain or loss will be recognized by the MAI common stockholders who exchange their MAI common stock solely for voting common stock of Holding Company.(1)

2. Based on the understanding that the former PICM shareholders do not and will not control Holding Company within the meaning of Section 304(c), under Section 351(a) and (b), gain, but not loss, will be recognized by the PICM shareholders who make the Stock Election to the extent of the lesser of the gain realized or the amount of cash received. The gain recognized will generally be capital gain if the PICM common stock is a capital asset in the hands of the exchanging PICM shareholder (Rev. Rul. 60-302, 1960-2 C.B. 223; Rev. Rul. 68-55, 1968-1 C.B. 140).

3. The payment of cash in lieu of fractional shares of Holding Company stock to those PICM shareholders making the Stock Election will be treated under
     Section 351(b) as

     ---------------

(1) All references to "Section", "S.S.", or "S." are to the Code, unless otherwise stated.

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Board of Directors                                                        Page 3
Medical Assurance, Inc.                                          August 31, 2000
Professionals Group, Inc.
Medical and Professional Assurance, Inc.


         other property or money received in exchange. Under Section 351(b)(1), gain will be recognized, but not in excess of the amount of money received. However, under Section 351(b)(2), no loss will be recognized. The character of the gain will be determined by reference to the character of the underlying assets. Accordingly, if a PICM shareholder holds PICM stock as a capital asset, any gain recognized from the cash received in lieu of the issuance of Holding Company fractional shares would generally be treated as capital gain.

4. Based on the understanding that the former PICM shareholders do not and will not control Holding Company within the meaning of Section 304(c), gain will be recognized under Section 1001 by the PICM shareholders who make the Cash Election to the extent that the cash received by a shareholder is greater than such shareholder's basis in the PICM stock exchanged therefore. Loss will be recognized by the PICM shareholders who make the Cash Election to the extent that the cash received by a shareholder is less than the such shareholder's basis in the PICM stock exchanged therefore. The gain or loss recognized with respect to the exchange of the PICM stock (including any fractional shares) for cash will be capital gain or loss if the PICM shareholder held the PICM stock as a capital asset.

5. Under Section 1032(a), no gain or loss will be recognized by Holding Company on the issuance of its voting common stock to the MAI and PICM shareholders in exchange for the MAI and PICM stock. No gain or loss will be recognized by MAI, PICM, or any of the MAI or PICM subsidiaries on the transfer of the MAI or PICM stock to Holding Company.


                                SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax consequences specifically addressed in items (1) through (5) in the section entitled "Federal Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state, or local income tax consequences to MAI, PICM, Holding Company, and the shareholders thereof except as specifically set forth above. Furthermore, our opinion has not been requested, and none is provided, with respect to any other federal income tax consequences, including those which may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the federal income tax laws (including, but not limited to: life insurance companies, foreign persons, tax-exempt entities, and holders who acquired their MAI or PICM common stock pursuant to the exercise of employee stock options or otherwise as compensation). Moreover, we have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or
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                                                                 August 31, 2000

Board of Directors
Medical Assurance, Inc.
Professionals Group, Inc.
Medical and Professional Assurance, Inc.


losses), if any, after the Proposed Transaction, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Transaction. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Transaction including the fair market value of the PICM and MAI common stock being exchanged in the Proposed Transaction.

Our opinion, as stated above is based upon an analysis of the Code, the Treasury Regulations thereunder, current case law, published rulings, and administrative pronouncements in effect on the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. In addition, any changes to the Agreement, the MAI Statement of Representations dated August XX, 2000 provided by authorized representatives of MAI, the PICM Statement of Representations dated August XX, 2000 provided by authorized representatives of PICM, the Documents, or other information set forth herein might affect our conclusions perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this letter accept as explicitly provided in Section 9.1(f) of the Agreement.(2)

This opinion is being rendered to the Board of Directors of Medical Assurance, Inc., Professionals Group, Inc., and ProAssurance Corporation in connection with the Proposed Transaction and is solely for their benefit. This opinion may not be relied upon by any other person or persons, or used for any other purpose except as specifically provided herein without our prior written consent.

This letter is an opinion of our firm as the interpretation of existing law and, as such, is not binding on the Internal Revenue Service or the courts.


                                      Very Truly Yours,



                                      Ernst & Young LLP



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(1)Section 9.1(f) of the Agreement provides that the tax opinion contemplated by
   Section 7.8 of the Agreement will be updated as of the closing date of the Proposed Transaction.